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                                                                    EXHIBIT 10.6


                       (AS AMENDED THROUGH JULY 31, 2000)

                                KIRKLAND'S, INC.
                                  P.O. Box 7222
                             Jackson, TN 38303-7222

                                                                   June 12, 1996

Mr. Robert Alderson
Senior Vice President
Kirkland's, Inc.
805 North Parkway
Jackson, Tennessee 38305

Dear Mr. Alderson:

        In recognition of your contribution to the growth and success of Kirkland's, Inc. and its related companies (the "Company"), we are pleased to offer to you ("Executive") continued employment with the Company as Chief Administrative Officer, subject to the following terms of this letter agreement (the "Agreement").

        1. Term and Duties. Executive shall be employed for a term commencing on the date hereof and expiring on the sixth anniversary of the date hereof (the "Term"). During the Term, Executive shall devote his best efforts and substantially all of his business time and services to the Company, subject to the direction of the Board of Directors of the Company (the "Board"). Executive shall report to the President and Chief Executive Officer of the Company.

        2. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 6 hereof, an annual salary at the rate of $424,500 (the "Annual Salary") commencing on the date hereof and continuing until expiration or termination of the Term. The Annual Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company. The Annual Salary will be paid in the following manner: (a) a minimum of $275,000 in 12 equal monthly installments in arrears and (b) $149,500 payable annually in arrears on February 1 of each year. This minimum amount may be increased from time to time by the approval of the Company's Board of Directors. The annual payment to be made on February 1, 1997 shall be a prorated portion of $149,500 based on the portion of a year which has elapsed from the Closing Date (as defined in the Recapitalization Agreement, dated April 26, 1996 among the Company, Kirkland Holdings L.L.C. and the Company's former majority shareholders, including Executive (the "Recapitalization Agreement") through February 1, 1997. The annual payment to be made with respect to any period during which the Term terminated prior to the applicable February 1 payment date will be prorated based on the portion of a year which has elapsed from February 1 of the prior year until the termination or expiration of the Term.

        3. Annual Bonus. Executive will be eligible to receive with respect to each fiscal year of the Company during the Term (each, a "Fiscal Year") commencing with the Fiscal Year ending December 31, 1996, a bonus ("Annual Bonus") consisting of: (i) an annual performance bonus of either (A) $175,000.00 if the Company achieves at least ninety-five (95%) of its Performance Target (as defined below), or (B)


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$175,000.00 multiplied by the product of (i) the actual percentage of
Performance Target achieved minus eighty-five (85%) percent, but not less than zero, times (ii) ten (10); and (ii) up to an additional $75,000.00, subject to the discretion of the Board, which may take performance measures into consideration, including but not limited to team leadership, new store openings, existing store performance and/or customer satisfaction. For purposes of this Agreement, "Performance Target" means the Company's projected annual operating profit, as established by the Board for each Fiscal Year during the Term. The Annual Bonus shall be payable within 30 days after completion of the audit of the Company's financial statements for the prior Fiscal Year.

        4. Benefits. Executive shall be entitled to the benefits (the "Benefits") set forth on Schedule A attached hereto.

        5. Incentive Stock Options. Simultaneously with the execution of this Agreement, the Company has granted stock options to Executive to purchase two percent (2%) of the Company's common stock (determined on a fully diluted basis), pursuant to and subject to the terms of the 1996 Incentive and Non-Qualified Stock Option Plan of the Kirkland Companies adopted on the date hereof by the Board of Directors of the Company, and further subject to the terms and provisions contained in that certain Stock Option Agreement between the Company and Executive.

        6. Non-Compete; Confidentiality; Non-Solicitation.

           6.1. Restrictive Covenants.

                (a) Non-Compete. Executive shall not, during the Term and for a period of three (3) years thereafter (the "Restricted Period"), in the United States, Canada or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive's capacity as an officer of the Company or its subsidiaries or affiliates) do any of the following directly or indirectly without the prior written consent of the
Company:

                        (i) engage or participate in any business activity competitive with the Company's business, or in any business activity which sells to or supplies goods or products to a business that is competitive with the Company's business, or in either case, the business of any of the Company's subsidiaries or affiliates ("Competing Business"), as the same are conducted by the Company or its subsidiaries or affiliates at any time during the Restricted Period;

                        (ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to one percent (1%) of the outstanding securities of any class of any publicly-traded securities of any company;

                        (iii) solicit or call on, either directly or indirectly,
(A) for purposes of selling goods or products competitive with goods or products sold by the Company, any customer with whom the Company shall have dealt at any time during the two year period immediately preceding the termination of Executive's employment hereunder; or (B) any supplier with whom the Company shall have dealt at any time during the two year period immediately preceding the termination of Executive's employment hereunder;

                        (iv) except by reason of and in his capacity as an officer of the Company, and in the best interests of the Company, directly or indirectly, influence or attempt to influence any supplier, customer


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or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                        (v) except by reason of and in his capacity as an officer of the Company, and in the best interests of the Company, influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one year period immediately preceding the termination of Executive's employment hereunder.

                (b) Confidential Information. Executive agrees that, during and after the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for Executive's benefit or the benefit of others any proprietary, confidential or secret matters relating to the Company including, without limitation, financial information, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects of the Company, its affiliates or any other entity which may hereafter become an affiliate thereof, learned, acquired or developed by Executive while employed by the Company. Notwithstanding the provisions of this
Section 6.1(b), Executive, while Robert Kirkland and any investment funds managed by Advent International Corporation are (directly or indirectly) shareholders in the Company, may communicate with Robert Kirkland or Advent International Corporation any information which a shareholder, under Tennessee law, is entitled to receive.

        6.2. Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions contained in Section 6.1 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                (b) Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

        6.3. Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the cast! may be, and, in its reduced form, such provision shall then be enforceable.

        6.4. Enforceability in Jurisdictions. The Company and Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of Shelby County, Tennessee or Davidson County, Tennessee or any federal or district court within those counties. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of



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the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants.

        7. Termination.

           7.1. Change in Control. Upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing (such terms being used herein as defined in the Recapitalization Agreement) during the Term (or any renewal of the Term), this Agreement shall terminate and the Executive and the Company shall enter into a new employment agreement which shall be coextensive with the remaining Term hereunder and which shall provide for an annual salary at the rate of $275,000, a bonus equivalent to that provided for in Section 3 hereof, and a non-competition provision equivalent to that provided for in Section 6 hereof which continues until three years following the end of the remaining Term hereunder.

           7.2. Disability. In the event of the disability of the Executive during the Term (or any renewal of the Term), such that Executive is unable to perform his duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than sixty (60) consecutive days or more than ninety (90) days, in the aggregate, during any one hundred twenty (120) day period ("Disability"), the Term will terminate and the Company will cease to pay the Annual Salary and Bonus and will, in recognition of Executive's past services to the Company, pay to Executive: (i) the sum of $149,500 per annum (prorated for any partial year) until the seventh anniversary of the date of this Agreement; provided that such annual payments shall terminate upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing and (ii) a pro rata portion of his Annual Bonus for the Fiscal Year in which such termination occurs, if the Performance Targets applicable to that Fiscal Year are achieved.

           7.3. Death. In the event that Executive dies during the Term (or any renewal of the Term), the Term will terminate and the Company will cease to pay the Annual Salary and Bonus and will, in recognition of Executive's past services to the Company, pay Executive's executors, legal representatives or administrators: (i) a death benefit of $149,500 per annum (prorated for any partial year) until the seventh anniversary of the date of this Agreement; provided that such payments shall terminate upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing and (ii) a pro rata portion of Executive's Annual Bonus for the Fiscal Year in which the death occurs, if the Performance Targets applicable to that Fiscal Year are achieved.

           7.4. Continuing Obligation. The Company's obligation to pay the compensation to Executive under this Agreement may be terminated only to the extent provided in Sections 7 and 8 of this Agreement, and shall not be terminated for any other reason.

        8. Consulting Agreement. If the Term is not extended on the fourth anniversary of the date hereof or upon any expiration of any Term renewal period which expiration occurs prior to the seventh anniversary of the date hereof, the parties shall enter into a Consulting Agreement (the "Consulting Agreement") on such date. The terms of the Consulting Agreement shall include the following:
(i) annual compensation at the rate of $149,500 ("Consulting Compensation"), prorated for any partial year; (ii) a term expiring on the seventh anniversary of the date of this Agreement (the "Consulting Term"); (iii) the termination of the Consulting Agreement upon the occurrence of a Change in Control, Qualified Public offering, Sale or Refinancing; (iv) the continued payment of Consulting Compensation for the remainder of the Consulting Term (subject to clause (iii)) as a death or Disability benefit to the Executive or Executive's executors, legal



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representatives or administrators, upon the Disability or death of Executive;
and (v) any additional terms mutually agreed upon by Executive and the Company.

        9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

        10. Subordination. The obligations of the Company set forth in this Agreement with respect to $149,500 of the Annual Salary are intended to be and are subordinated in all respects to the Bank Debt and Mezzanine Debt, as such terms are defined in the Recapitalization Agreement. In the event that any payment of the Annual Salary is deferred by reason of this Section 10, payment shall be made to the Executive as soon its allowable under the terms of the Bank Debt and Mezzanine Debt and the payment shall be increased by nine percent (9%) per annum, compounded semi-annually from the date originally due until the date paid. Except as otherwise required by law, the Company agrees not to treat the Executive for any purpose as having received any payment of compensation any earlier than the date actually paid to the Executive by cash or check if the Executive's compensation is reduced because of subordination under this Section 10 or because of any other reason whatsoever.

        11. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (i) sent by overnight courier, (ii) mailed by certified or registered mail, return receipt requested or (iii) sent by telecopier, addressed to the addresses of the parties set forth herein (and, in the case of the Company, with a copy to Pepper Hamilton & Scheetz, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, Attention: Cary S. Levinson, Esquire); or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

        12. Entire Agreement; Amendments. This Agreement along with the Stock option Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Executive with the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

        13. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

        14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

        15. Survival of Provisions. The provisions of this Agreement set forth in Sections 6 and 15 hereof shall survive the termination of Executive's employment hereunder.

        16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.



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        Please indicate your acceptance of employment and your agreement to render services to the Company subject to the terms set forth above by executing and returning the enclosed copy of this letter.

                                          Sincerely,

 ATTEST:                                  KIRKLANDS, INC.


 By: /s/ Bruce Moore                               By: /s/ Carl Kirkland
     ---------------                                   -----------------
     Title: V.P.                                       Name:
                                                       Title: President

 Agreed to and Accepted:


 /s/ Robert Alderson
 -------------------
 Robert Alderson








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                                   SCHEDULE A

                                EMPLOYEE BENEFITS

1. Automobile. An allowance of $600 per month during the Term for an automobile.

2. Life Insurance. The Company shall purchase term life insurance in the face amount of $500,000.00 for Executive (with a person designated by Executive as named beneficiary of such insurance) for the period of the Term. The policy for the life insurance shall (i) contain a waiver of premium in the event of Disability (to the extent available at commercially reasonable rates) and (ii) provide for transfer to Executive in the event of Executive's termination under the terms of the Agreement so that Executive may then continue coverage under such policy after such termination.

3. Expense Reimbursement. Executive shall be entitled to receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Executive in performing his duties under the Agreement, without regard to applicable deductions available to the Company, upon presentation of expense statements or vouchers and such other supporting information as may be required pursuant to any expense reimbursement policy adopted by the Company and in force from time to time.

4. Vacation. Executive shall be entitled to reasonable vacation time as determined by the Board consistent with past practices of the Company.

5. Other Benefits. Executive shall be permitted, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company, which may be no less favorable to Executive than the terms offered to such other senior executives of the Company during the Term.

6. Extended Benefits. Following the expiration or termination of the Term, Executive and his immediate family members shall be permitted to continue to participate, at his own expense, in the Company's health insurance programs, to the extent permitted by the insurance company (if any) then providing such programs for the Company's executives and their immediate family members.




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